EXHIBIT 10.14
EXTENSION AGREEMENT
DATA PROCESSING CONTRACT
Between Mercantile Bank of Michigan and Fiserv Solutions, Inc
Under the Terms of the Agreements
Dated December 10, 1997 and
November 21, 2002
WHEREAS it is in the best interest of Mercantile Bank of Michigan (Client) and Fiserv Solutions, Inc. (Fiserv) to extend the relationship represented by the above captioned contract and extension
     and
WHEREAS such extension shall provide for terms and conditions in addition to those in the current contract.
The parties to the agreement hereby agree to the following additional terms and conditions. These are understood to be additional terms except in the instances where they conflict with the original contract in which case the terms of this Extension Agreement will take precedence. All non-conflicting terms and conditions of the original contract will continue to apply during the extension term.
TERM
The term of the agreement is extended four (4) years from July 1, 2007 and shall expire June 30, 2011.
Pricing conditions of this agreement shall commence January 1, 2007.
COST OF LIVING INCREASES
The prices contained in this Agreement are subject to an annual cost of living adjustment on each anniversary date of this Agreement and are based on the Revised National Consumer Price Index for Urban Wage Earners and Clerical Workers (1967-100) published by the Bureau of Labor Statistics of the U.S. Department of Labor (or if not published, the index specified by such Bureau or its successor or being most comparable) (the “CPI” Index), not to exceed 2% per annum.
Fiserv waives the Cost of Living Increase scheduled for January 1, 2007. The annual increases shall begin January 1, 2008.
PRICING
Fiserv will discount monthly processing and installation of new products and services twenty-two percent (22%). The discount will be applied to all “above the line” products or services and is not applicable to third party or pass-through fees such as network or shipping fees. “Above the line” products and services are those that are listed on the invoice under the section titled “Base Processing.”
The discount shall be effective beginning with the processing month of January 1, 2007.
The “Base Processing Fee” for all open and closed deposit and loan accounts will be $0.64 prior to the application of the applicable above discount.

ADDITIONAL MODULES
The following modules that were previously agreed to by individual amendments are included under this Agreement. The fees listed were those that were originally agreed to and have been and continue to be subject to Cost of Living Increases. All monthly fees unless noted are for each open and closed deposit and loan account on the system and minimums listed are for each month of processing

On-line Loan Collections Module (OLC)	$0.015/$200 minimum
Check Reconciliation System (CRS)	$0.01
Delinquent Child Support Module (DCS) with Tier Tech	$0.025
OFAC Processing Module (ORM)	$275 per month flat fee
Centralized Prime (monthly extracts)	$0.03/$400 minimum
Fiserv EFT Auto-Maintenance	$250 per month flat fee
Fiserv EFT Waive Surcharge	$0.005/$200 minimum
Carreker Deposit and On Us Fraud Protection	$0.035/$780 minimum
Safe Deposit Module	$0.015/$150 minimum
Electronic Cash Letter for Business Resumption	$250.00 per run (determined by Client-per item fees per original Agreement)
Fiserv EFT Auto-Reconciliation	$0.01/$300 minimum
Enterprise Leased Premier Platform License	$0.05/$1145 minimum
Centralized Premier Platform Processing	$0.015/$200
Special Memo-post Daily Processing	$0.05 per item memo-posted/$250 minimum
S1 Online Internet Banking Interface	$0.03/$475 minimum
Premier Messenger	$0.015
Carreker Kiting Module	$0.028
Custom Wire Transfer Interface for Fundtech’s PAYPlus	$0.015/$350 minimum
Transaction Management System	$0.02
Health Savings Accounts (HSAs)	$0.01/$300 minimum
Daily Creation of BAI Formatted File and Name and Address
File for S1 Internet Banking Online Interface	$450.00 per month flat fee
MOVEit EZ (annual maintenance of $150.00)	20 percent
Check Image Processing (CIP) for DCM Item Processing	$0.02/$300 minimum
(Client may discontinue this service at any time)
CLIENT NAME CHANGE
As of August 1, 2005, the “Client” under the Agreements shall be Mercantile Bank of Michigan. This name change shall not result in any change to Client’s existing of future obligations under the Agreements.
ACQUISITION CONVERSION COSTS
During the term of the agreements listed above and this agreement, Fiserv will accept a contract extension of one year per acquisition in lieu of charges for the data conversion and database merger. Extraordinary circumstances (acquisition size greater than 75% of existing institution, account renumbering, etc.) may create additional mutually agreeable charges to be incurred by Client. All charges for training conducted by Fiserv or ITI personnel will be charged at the then current rates. All travel and out-of-pocket expenditures for Fiserv or ITI personnel will be charged at the then current rates. The monthly costs for the acquired accounts will be charged as specified in the original contract, Exhibit A-2 and this contract extension agreement.
SHOWCASE INCENTIVE
After client installs Premier eCom and Premier eCorp, Fiserv agrees to provide a processing credit as an incentive for showcase visitations to qualified prospects which result in a new Fiserv Brookfield ITI client. A showcase visitation is a visitation by a prospective client of Fiserv that is supported at Client’s site during the decision process. For each showcase visitation that results in a Fiserv Brookfield client for ITI services Fiserv will provide a credit of $2,500.

CONFIDENTIALITY
Fiserv and Client agree to keep confidential without disclosure to third parties, the prices, terms, and conditions of this Agreement.
In witness whereof, the parties hereto have caused this Extension Agreement to be executed by their duly authorized representatives as of the date indicated below.

Mercantile Bank of Michigan			Fiserv Solutions, Inc.

By:	/s/ John Schulte	By:	/s/ James T. Cross

Name:	John Schulte		Name: James T. Cross

Title:	SVP – Chief Information Officer	Title:	President, ITI Outsourcing
Central Region

Dated:	December 17, 2006		Dated: December 20, 2006

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